Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Grupo Vasconia, S.A.B.
Avenida 16 de septiembre #346
Colonia El Partidor
Cuautitlán, Estado de México,
C.P. 54879

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-105382, 333-146017, 333-162734, 333-186208, 333-208961, 333-221613, 333-226666, 333-239539) of Lifetime Brands, Inc. of our report dated March 9, 2022 relating to the consolidated financial statements (not presented separately herein) of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) included in the December 31, 2021 annual report on Form 10-K of Lifetime Brands, Inc.

Our report dated March 9, 2022 contains an explanatory paragraph that states that International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 23 to the consolidated financial statements of the Company.

Castillo Miranda y Compañía, S.C. (BDO México)

/s/ C.P.C. Jose Luis Villalobos Zuazua
C.P.C. Jose Luis Villalobos Zuazua
Partner
Mexico City, Mexico
March 9, 2022